UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): July 10, 2017 Crossroads Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-15331	74-2846643
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11000 North MoPac Expressway #150, Austin, Texas	78759
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 349-0300

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of a Material Definitive Agreement.

On July 10, 2017, Crossroads Systems, Inc. (the “Company”) received an early termination notice from Intrepidus Holdings LLC (“Intrepidus”) in connection with that certain Investment Agreement entered into as of October 27, 2015 (the “Agreement”) by and among the Company, Intrepidus and TQ Zeta LLC (“TQ Zeta” and, together with Intrepidus, the “Investors”), following receipt of notice from the Company of termination of its inter partes review (“IPR”) proceedings. On July 12, 2017, the Company received an early termination notice from TQ Zeta in connection with the Agreement.

Pursuant to the Agreement, the Investors paid $10 million to the Company, to be used by the Company for the repayment of outstanding indebtedness obligations to CF DB EZ LLC (as assignee of Fortress Credit Co. LLC) in the approximate amount of $2.7 million and the payment of certain permitted expenses related to the Company’s legal, licensing and other expenses related to the Company’s ’972 patent family. As previously disclosed, the Company received two decisions from the United States Court of Appeals for the Federal Circuit in connection with its IPR proceedings affirming the decisions of the Patent Trial and Appeal Board of the United States Patent and Trademark Office that the Company’s patent claims subject to such IPRs are unpatentable. Pursuant to the terms of the Agreement, the Company returned to each of Intrepidus and TQ Zeta the portion of funds allocated to such Investor of the aggregate remaining amount of $420,594.90. Following such full repayment by the Company to the Investors, the Agreement terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Dated: July 14, 2017	By:	/s/ Richard K. Coleman, Jr.
		Name:	Richard K. Coleman, Jr.
		Title:	President and Chief Executive Officer